Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-257044 and No. 333-265879) of our report dated September 26, 2025, appearing in this Annual Report on Form 10-K of Marathon Bancorp, Inc. relating to the consolidated financial statements for the two years ended June 30, 2025.

/s/ Bonadio & Co., LLP
Pittsford, New York
September 26, 2025